EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact: Phone: Email:	Jennifer Schmidt 949.333.1721 jschmidt@steadfastcmg.com

STEADFAST INCOME REIT

ACQUIRES THREE KANSAS CITY, MO. APARTMENT COMMUNITIES

IRVINE, Calif., Jan. 5, 2012 – Steadfast Income REIT, Inc. (“Steadfast”) announced today that it recently acquired three apartment communities in the Kansas City, Mo. area for an aggregate purchase price of approximately $24 million. The properties were acquired in three separate transactions and include a senior apartment community and a historic loft conversion.

“We now have four properties in the Kansas City area,” said Rodney F. Emery, CEO and president of Steadfast Income REIT. “Kansas City outperformed the nation during the most recent downturn due in large part to the fact that its lower cost of living and cost of doing business make it an ideal spot for corporate headquarters, and its central location makes it an ideal transportation and distribution hub.”

On Dec. 30 Steadfast acquired the fully leased Emery, Bird & Thayer Lofts in downtown Kansas City, an area that has been transformed in the past decade with over $4 billion invested in its renovation. The lofts were created in 2001 when a warehouse originally built in 1899 was converted into 102 studio, one- and two-bedroom units. The local department store company that operated in the warehouse provides the namesake for the lofts (and is of no relation to Steadfast’s Rodney Emery) and its name remains on the façade of the building.

The EBT lofts are in the Crossroads Arts District, the city’s main art gallery district and center for visual arts. Residents are within short walking distance to dozens of art galleries, restaurants and entertainment options including The Power & Light District, The Sprint Center Arena and the new Kauffman Center for performing arts.

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2-2-2 Steadfast Income REIT Acquires Three Kansas City Apartments

The units range in size from 640 square feet to 1,740 square feet. Amenities include washer/dryer hook-ups, courtesy patrol, secured entry, fitness center and clubroom, and access to gated parking across the street.

On Dec. 22 Steadfast acquired both Truman Farm Villas for $9.1 million and Prairie Walk Apartments for $6.1 million.

Truman Farm Villas is a 200-unit senior apartment community located 15 miles from Kansas City in the desirable northern section of Grandview, Mo. Built in 1998, Truman is 95% occupied and consists of two? and three? story buildings in a traditional garden style community. The property has 160 one-bedroom units and 40 two-bedroom units. Residents enjoy the benefits of elevators in each building, an onsite leasing office, clubhouse, swimming pool and fitness center. The units contain well-equipped kitchens, walk-in closets, mini blinds, vaulted ceilings, washer and dryer connections, extra storage, as well as a private patio or balcony.

Truman Farm Villas is adjacent to President Harry Truman’s farmhouse, a national historical landsite. President Truman spent nearly 14 years as a resident of Grandview on his family’s 600-acre farm and served as the city’s postmaster. The area directly surrounding Truman is mostly retail with a Sam’s Club, Truman Corners Shopping Center, fast food restaurants and several national chain restaurants.

Prairie Walk Apartments is in the planned community of Red Bridge in Kansas City. Constructed in 1983, Prairie Walk consists of 128 one- and two-bedroom units in a garden-style townhome setting.

The units average 742 square feet and feature all electric kitchens, walk-in closets, patios and balconies and washer/dryer connections. Residents enjoy amenities that include a clubhouse, pool, laundry facilities, children’s play area, and wireless internet access. The property underwent a $400,000 renovation in 2008 that included clubhouse upgrades and partial interior upgrades.

Kansas City’s apartment market improved in every primary measure of market condition by the second half of 2011, according to a Cassidy Turley mid-year multifamily market report, with vacancy rates averaging 6%, two percentage points lower than at the end of 2010.

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3-3-3 Steadfast Income REIT Acquires Three Kansas City Apartments

About Steadfast Income REIT

Steadfast Income REIT is a real estate investment trust that intends to use the proceeds from its ongoing public offering of up to $1.65 billion of common stock to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties.

The REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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